Exhibit 10.19

INVESTMENT ADVISORY SERVICES AGREEMENT

THIS AGREEMENT is executed as of 3 July 2001 and made effective as of the 1st day of January 2001, by and among ACE Capital Re International Ltd, a Bermuda domiciled insurance company (“Client”), and ACE Asset Management Inc., a Delaware company (collectively “ServiceCo”).

W I T N E S S E T H

WHEREAS, the Client and ServiceCo (collectively the “Parties” and each a “Party”) are affiliated corporations wholly-owned indirectly by ACE Limited, a Cayman Islands limited liability company; and

WHEREAS, each Party acknowledges that it may be desirable for certain investment advisory services to be provided by ServiceCo to the Client, and

WHEREAS, the Client wishes to provide fair consideration for the services rendered to it by ServiceCo;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
SCOPE OF SERVICES

1.1                                 (i) The Parties hereby agree that ServiceCo shall assist with the evaluation and selection of Client’s investment advisors and monitor the performance, compliance and risk profile of the Client’s portfolio.

(ii) At any time and from time to time, the Client may request from ServiceCo, and ServiceCo, may elect to provide to the Client, certain additional investment advisory services, on a consulting and/or administrative support basis.

All services provided hereunder shall be subject to such guidelines, procedures and limitations as may be established and approved from time to time between Client and ScrviceCo;

1.2                                 The Services may be changed from time to time by an amendment, that has been approved, in writing, by the parties to this Agreement.

1.3                                 The Client and ServiceCo hereby acknowledge that all employees rendering Services pursuant to this Agreement (‘‘Employee”) shall remain at all times an employee of

ServiceCo.  In the performance of Services, the Employee shall report to and be under the sole control of ServiceCo, which shall have full authority to direct his or her services. Client shall exercise no control over the Employee in the performance of Services. ServiceCo will retain final decision-making authority in all matters in respect of which ServiceCo provides Services under this Agreement.

1.4                                 ServiceCo shall perform Services as an independent contractor.  Nothing contained herein shall be construed to create the relation of partner, employer and employee or principal and agent between the Client and ServiceCo. ServiceCo shall have no authority to negotiate or transact business on behalf of Client without the express written consent of Client.

1.5                                 ServiceCo represents that it possesses and will maintain the appropriate licenses and authority to perform any Services that the Client elects to purchase under this Agreement.  However, notwithstanding this representation, nothing in this Agreement shall require ServiceCo to obtain any licenses, systems, personnel, or operations to provide or comply with the obligations set forth in this Agreement or to retain any specific personnel to perform the Services.

ARTICLE II
COMPENSATION FOR SERVICES

2.1                                 For the services rendered by ServiceCo to Client pursuant to Section 1.l(i) of this Agreement, Client shall pay to ServiceCo a management fee of 2.5bps (0,025%) based on the average of the market value of the assets under advisement as reported in the quarterly report to the Investment Committee of the Client. For the services rendered by ServiceCo to Client pursuant to Section 1.l(ii) of this Agreement, the parties shall agree a service fee prior to the provision of such services. ServiceCo will provide client with a bill for services within thirty (30) days after the end of each three-month period. Client will pay ServiceCo within fifteen (15) days of receipt of the bill.

2.2                                 ServiceCo and Client acknowledge and agree that Client shall have the right to offset any amounts due and owing to ServiceCo from Client under this Agreement against other amounts due and owing by Client to ServiceCo.

ARTICLE III
BOOKS AND RECORDS

3.1                                 The ownership of all books, supplies, records or other materials furnished by or on behalf of the Client relating to any of the services provided to the Client shall be vested in, and remain the property of the Client, and all shall be delivered to the Client immediately upon the termination or cancellation of this Agreement or at any time upon the request of the Client.

3.2                                 The Client shall have the right, from time to time, to conduct reviews, inspections and/or audits of any or all of the records and documents related to its business under this

Agreement, during ordinary business hours upon reasonable notice, and ServiceCo shall cooperate and cause its employees, agents or advisors to cooperate with the Client conducting such reviews, inspections and audits.

ARTICLE IV
TERM AND TERMINATION

4.1                                 This Agreement is effective as of the date first set forth above, and shall remain in effect up to and including December 31, 2002 (the “Initial Term”), unless earlier terminated pursuant to Clauses 4.2 and 4.3. At the end of the Initial Term, or any subsequent term thereof, this Agreement shall automatically be renewed each year for a period of one year.

4.2                                 Either party may elect to terminate this Agreement at any time and for any reason on sixty (60) days’ prior written notice to the other Party.

4.3                                 Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement immediately upon written notice to the other Party in the event that the other Party (i) becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for the major part of its property, (ii) becomes the subject of bankruptcy, reorganization, rearrangement, insolvency or liquidation proceedings, or other proceedings for relief of creditors and such proceedings are not stayed or discharged within ninety (90) days after being commenced; (iii) is acquired by another entity, unless such acquiring entity is wholly owned, directly or indirectly, by ACE Limited; (iv) fails to obtain or maintain any licenses, permits or other qualifications that are required by law to fulfill its obligations under this Agreement and such failure remains uncured after fifteen (15) days, or (v) commits abandonment, fraud or willful misconduct with the provision of services under this Agreement.

4.4                                 Termination of this Agreement shall not relieve either Party of its obligations under this Agreement up to the effective date of termination.  Following any termination, the Parties will cooperate with each other to provide a smooth transition of services and to satisfy reasonable requests for information concerning actions taken during the term.

ARTICLE V
INDEMNIFICATION

5.1                                 Client agrees to hold harmless and indemnify ServiceCo and each of its officers, directors, employees, shareholders, independent contractors and agents (collectively the “ServiceCo Indemnitiees”) from and against any and all claims, suits, causes of action, demands, losses, damages, fines, penalties, punitive damages, costs or expenses, including attorneys’ fees, or other liabilities of any nature (“Damages”) based on, related to or in connection with (i) any action taken or omitted by any of the ServiceCo Indemnitees solely at the direction of Client; (ii) Damages incurred by the ServiceCo Indemnitees as a result solely of any negligent, willful or intentional acts, errors or omissions of Client or its officers, directors, employees or agents in the performance or breach of this Agreement, and/or (iii) any litigation, arbitration or other proceeding related to this Agreement and involving any of the ServiceCo Indemnities in which the plaintiff, petitioner or other claimant does not allege any fault or wrongdoing on the part of the ServiceCo Indemnities or any of them.

5.2                                 ServiceCo agrees to hold harmless and indemnify Client and Client’s officers, directors, employees, shareholders, independent contractors and agents (collectively the “Client Indemnitees”) from and against any and all Damages based on, related to or in connection with (i) any action taken or omitted by any of the Client Indemnitees solely at the direction of ServiceCo, (ii) damages incurred by the Client Indemnities as a result solely of any negligent, willful or intentional acts, errors or omissions of ServiceCo or its directors, employees or agents in the performance or breach of this Agreement; and/or (iii) any litigation, arbitration or other proceeding relating to this Agreement and involving any of the Client Indemnitees in which the plaintiff, petitioner or other claimant does not allege any fault or wrongdoing on the part of the Client Indemnities or any of them; and/or (iv) based on or related to or in connection with any obligation to withhold and pay over any taxes based on wages, salary or other compensation of employees of ServiceCo.

5.3                                 The terms of this Article shall survive the termination of this Agreement.

ARTICLE VI
ARBITRATION

6.1                                 All disputes between the Parties relating to or in connection with this Agreement, including but not limited to its interpretation, performance or breach, shall be submitted to binding arbitration as described in this Article.

6.2                                 The Party initiating arbitration shall provide notice of its demand for arbitration, which shall include appointment of an arbitrator.  The other Party shall have thirty (30) days from receipt of such demand for arbitration in which to appoint its arbitrator. If the responding Party fails to appoint its arbitrator within such thirty (30) days, the initiating Party shall be entitled to choose the second arbitrator. Together the two arbitrators shall agree upon a neutral umpire. If no such agreement is reached within thirty (30) days of the appointment of the second arbitrator, the umpire shall be chosen by drawing lots.  The arbitrators and the umpire (collectively the Panel”) shall be active or retired insurance professionals of disinterested insurance-related companies not under the control of either Party or their respective parent companies.

6.3                                 Each Party shall submit its case to the Panel within one (1) month from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Panel.

6.4                                 The Panel shall make its decision with regard to the custom and usage of the insurance business. The Panel shall be relieved of all judicial formalities and the strict rules of law.  The written decision of a majority of the Panel shall be rendered within sixty (60) days following the termination of the Panel’s hearings, unless the Parties consent to an extension.  Such majority decision of the Panel shall be final and binding upon the Parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Panel in any court of proper jurisdiction.

6.5                                 Each Party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the costs of arbitration, including the fees of the umpire, shall be divided equally between the two Parties. The Panel shall have the authority to award to the prevailing Party its costs and attorneys’ fees.

6.6                                 Any arbitration proceeding shall take place in Bermuda or such other location as may be mutually agreed upon by the Parties.

ARTICLE VII
CONFIDENTIALITY

7.1                                 ServiceCo agrees that, except with the consent of the relevant Client, it will not disclose or use for any purpose outside the scope of this Agreement proprietary or confidential information provided to it by that Client unless and until such information (i) becomes public knowledge other than through disclosure by ServiceCo or (ii) is subpoenaed or otherwise required by an authorized governmental authority. In the event that ServiceCo, upon the advice of counsel, determines that it is required to provide any such information, it shall promptly provide notice to the Client.

7.2                                 ServiceCo’s obligations under this Article shall survive the termination of this Agreement.

ARTICLE VIII
NOTICES

8.1                              Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (iii) five (5) business days after being posted by certified or registered mail, postage prepaid.

8.2                              If to ServiceCo, addressed as follows:

ACE Asset Management Inc.
Attention: General Counsel
1325 Avenue of the Americas
8th Floor
New York, New York 10019
Fax: 212-581-3268

8.3                              If to Client, addressed as follows:

ACE Capital Re International Ltd.
Attention: Legal Counsel
Victoria Hall, 4th Floor
11 Victoria Street
Hamilton HM 11, Bermuda
Fax: 441-296-3379

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1                              The Parties agree that this Agreement constitutes the entire understanding and agreement among them and supersedes any prior or contemporaneous written or oral agreements, undertakings, communications or representations among them concerning the subject matter of this Agreement.

9.2                              If any separable provision hereof shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.

9.3                              No terms, conditions, or other provisions of this Agreement may be waived, modified, amended, or otherwise changed except in a writing signed by the Parties which expressly states that it is an amendment or waiver of terms of this Agreement. Any such writing must also specify with particularity which term or terms of this Agreement are so amended or waived. Any such writing shall not be construed as a general waiver, abandonment, modification or amendment of any terms, conditions or provisions of this Agreement, but rather strictly construed as an amendment or waiver of only those terms or conditions stated therein.

9.4                              No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

9.5                              The rights, duties and obligations under this Agreement shall be binding upon inure to the benefit of the Parties’ respective successors and assigns.

9.6                              This Agreement shall be governed and construed in accordance with the laws of New York without giving effect to the principles of conflicts of laws thereof.

9.7                              This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8                              The headings in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

ACE CAPITAL RE INTERNATIONAL LTD.

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	C.O.O.

ACE ASSET MANAGEMENT LTD.

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	C.O.O.